As filed with the Securities and Exchange Commission on November 13, 2023

Registration No. 333-128232

Registration No. 333-149418

Registration No. 333-166543

Registration No. 333-203861

Registration No. 333-217702

Registration No. 333-224903

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-128232

FORM S-8 REGISTRATION STATEMENT NO. 333-149418

FORM S-8 REGISTRATION STATEMENT NO. 333-166543

FORM S-8 REGISTRATION STATEMENT NO. 333-203861

FORM S-8 REGISTRATION STATEMENT NO. 333-217702

FORM S-8 REGISTRATION STATEMENT NO. 333-224903

UNDER

THE SECURITIES ACT OF 1933

SURGALIGN HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38832	83-2540607
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

520 Lake Cook Road, Suite 315

Deerfield, Illinois

(877) 343-6832

(Address, including Zip Code, of Principal Executive Offices)

Regeneration Technologies, Inc. 2004 Equity Incentive Plan

Biodynamics International, Inc. 1996 Stock Option Plan

Tutogen Medical, Inc. 2006 Incentive and Non-Statutory Stock Option Plan

RTI Surgical, Inc. 2010 Equity Incentive Plan

RTI Surgical, Inc. 2015 Incentive Compensation Plan

RTI Surgical, Inc. 2017 Camille Farhat Incentive Compensation Plan

RTI Surgical, Inc. 2018 Incentive Compensation Plan

(Full title of the plan)

Steven Balasiano

Surgalign Holdings, Inc.

520 Lake Cook Road, Suite 315

Deerfield, Illinois

(877) 343-6832

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Andrew J. Ericksen
White & Case LLP
609 Main Street
Houston, Texas 77002
(713) 496-9688

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards ☐

EXPLANATORY STATEMENT – DEREGISTRATION OF SECURITIES

Surgalign Holdings, Inc. (the “Company”) is filing these Post-Effective Amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”) to deregister securities of the Company, if any, that remain unsold under the Registration Statements:

●	Registration Statement on Form S-8 (No. 333-128232), filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 9, 2005, pertaining to the registration of 2,000,000 shares of common stock, $0.001 par value per share, reserved for issuance under the Regeneration Technologies, Inc. 2004 Equity Incentive Plan.

●	Registration Statement on Form S-8 (No. 333-149418), filed with the SEC on February 27, 2008, pertaining to the registration of 3,500,000 shares of common stock, $0.001 par value per share, reserved for issuance under the Biodynamics International, Inc. 1996 Stock Option Plan or the Tutogen Medical, Inc. 2006 Incentive and RTI Biologics, Inc. Non-Statutory Stock Option Plan.

●	Registration Statement on Form S-8 (No. 333-166543), filed with the SEC on May 5, 2010, pertaining to the registration of 5,000,000 shares of common stock, $0.001 par value per share, reserved for issuance under the RTI Biologics, Inc. 2010 Equity Incentive Plan.

●	Registration Statement on Form S-8 (No. 333-203861), filed with the SEC on May 5, 2015, pertaining to the registration of 4,656,587 shares of common stock, $0.001 par value per share, reserved for issuance under the RTI Biologics, Inc. 2015 Incentive Compensation Plan.

●	Registration Statement on Form S-8 (No. 333-217702), filed with the SEC on May 5, 2017, pertaining to the registration of 2,950,000 shares of common stock, $0.001 par value per share, reserved for issuance under the RTI Surgical, Inc. 2017 Camille Farhat Incentive Compensation Plan.

●	Registration Statement on Form S-8 (No. 333-224903), filed with the SEC on May 14, 2018, pertaining to the registration of 2,950,000 shares of common stock, $0.001 par value per share, reserved for issuance under the RTI Surgical, Inc. 2018 Incentive Compensation Plan.

On June 19, 2023, the Company and certain of its direct and indirect subsidiaries commenced voluntary proceedings under chapter 11 (the “Chapter 11 Cases”) of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas. The Chapter 11 Cases are being jointly administered under the caption In re Surgalign Holdings, Inc., et al., Case Nos. 23-90730 through 23-90737.

In connection with the Chapter 11 Cases, the Company has terminated any and all offerings of the Company’s securities pursuant to the Registration Statements. On October 2, 2023 (the “Effective Date”), the Company’s modified combined disclosure statement and joint chapter 11 plan (the “Plan”) became effective. Pursuant to the Plan, all equity interests in the Company were cancelled on the Effective Date and shall be of no further force and effect, whether surrendered for cancellation or otherwise.

In accordance with the undertaking made the Company in the Registration Statements to remove from registration, by means of a post-effective, amendment, any of the securities that had been registered thereunder that remain unsold at the termination of the offering, the Company hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities by the Registration Statements that remain unsold on the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has authorized these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield, State of Illinois, on November 13, 2023.

SURGALIGN HOLDINGS, INC.

By:	/s/ Steven Balasiano
Name:	Steven Balasiano
Title:	Authorized Signatory

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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